ITEM 77C
                                    Exhibit 1


                  DREYFUS MIDCAP INDEX FUND, INC. (the "Fund")

                 MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS


         A Special Meeting of Shareholders of the Dreyfus Midcap Index Fund, Inc. was held on June 29, 2006. Out of a total of 79,791,071.279 shares ("Shares") entitled to vote at the meeting, a total of 41,647,555.368 were represented at the Meeting, in person or by proxy. The following matter was duly approved of the holders of the Fund's outstanding Shares as follows:

                                                               Shares
                                            ---------------------------------------------
                                            ------------------ -- -----------------------
                                                Votes For           Authority Withheld
                                            ------------------ -- -----------------------
                                            ------------------ -- -----------------------

To elect additional Board Members:
Peggy C. Davis*                              41,071,585.782            575,969.586
James F. Henry*                              41,046,166.815            601,388.553
Dr. Martin Peretz*                           41,053,674.453            593,880.915

*Each will serve as an Independent Board member of the fund commencing, subject to the discretion of the Board, on or about January 1, 2007.

Joseph S. DiMartino, David P. Feldman, Ehud Houminer, Gloria Messinger and Anne Wexler continue as Board members of the fund after the shareholder meeting.